Exhibit 99.P
INVESTMENT LETTER
SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.
Seligman Premium Technology Growth Fund, Inc. (the “Fund”), a closed-end management investment company, and RiverSource Investments, LLC (“Purchaser”), intending to be legally bound, hereby agree as follows:
1.	In order to provide the Fund with initial capital, the Fund hereby sells to Purchaser and Purchaser hereby purchases 5,250 shares of common stock of the Fund (all such shares with a par value $0.01) at a price of $19.10 per share (the “Shares”) as of the close of business on or about October 14, 2009, which amounts to $100,275.00 for the Shares.

2.	Purchaser represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Shares.
IN WITNESS WHEREOF, the parties have executed this agreement as of the 14th day of October, 2009.

SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

By:	/s/ Patrick T. Bannigan

Name: Patrick T. Bannigan
Title: President

RIVERSOURCE INVESTMENTS, LLC

By:	/s/ William F. Truscott

Name: William F. Truscott
Title: President